UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

Southwall Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15930 (Commission File Number)	94-2551470 (I.R.S. Employer Identification No.)

3788 Fabian Way Palo Alto, California 94303 (Address of principal executive offices)

(650) 798-1200 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On March 14, 2007, Southwall entered into a Technology Transfer and Service Agreement (the “Agreement”) with Sunfilm AG , a German company (“Sunfilm”). Pursuant to the Agreement, Southwall will transfer to Sunfilm, and grant Sunfilm a royalty free license in, certain technical know-how related to thin film technology for use in specific photovoltaic applications, not related to Southwall’s current business activities. In addition, Southwall will provide Sunfilm with certain management services to assist Sunfilm with the start-up of production activities, including assistance with procuring a subsidy from the government of Saxony and assistance with the engineering and design of production facilities.

Southwall has also agreed to purchase the site on which Sunfilm’s production facility is expected to be located and to transfer the site to Sunfilm. Upon transfer of the site to Sunfilm, Sunfilm will reimburse Southwall for payments made by Southwall related to the purchase price of the site. Sunfilm, however, will not be obligated to take ownership of the site under certain conditions, including if the Sunfilm start-up does not proceed for any reason or is terminated on or before September 1, 2007. Should this situation occur, the site purchase agreement provides that Southwall can return the site to its original seller in exchange for the purchase price.

Sunfilm will pay to Southwall up to $3,000,000 under the Agreement, based on the achievement of milestones. Southwall will receive the first $1,000,000 upon approval of Saxony subsidy and entry into an agreement to buy the site by Southwall. Sunfilm is required to make four additional payments of $500,000 each upon the achievement of additional milestones.

The Agreement contemplates that on April 1, 2007, two of Southwall’s officers, Mr. Wolfgang Heinze, Vice President Operations STI and Managing Director, Southwall Europe GmbH and Dr. Sicco W.T. Westra, Vice President, Business Development could resign from Southwall and become employed by Sunfilm.

The Agreement contains representations, warranties, confidentiality provisions and other covenants of the parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

	By:	/s/ R. Eugene Goodson
R. Eugene Goodson
Date: March 16, 2007		Chief Executive Officer

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